Exhibit 11.2

Employee Code of Ethics
(English Translation)

In order to establish a harmonious and stable corporate environment for the sustainable development of the Company (as defined below) and realize the Company’s vision of “building the Company into a first-class international integrated communications and information service provider”, employees of the Company must adhere to the ethics and code of conduct in respect to their honesty, credibility and sense of responsibility, and endeavor to maximize the interest of customers, shareholders, employees and the society. All of the above serve as the basis of this Employee Code of Ethics (the “Code of Ethics”).

1              General Provisions

1.1.                              Scope of Application

1.1.1.                     This Code of Ethics is necessary to maintain the objectiveness and coordination of internal activities of the Company and important for the Company to convey its corporate spirit, quality of service and corporate value to its customers, employees, shareholders and society, and must be complied with by all the employees (the “Employees”) of China Unicom Limited and its branch companies and subsidiaries (the “Company”);

1.1.2.                     For Employees governed by the Code of Ethics for Management Personnel, the provisions of the Code of Ethics for Management Personnel shall apply. For provisions not included in the Code of Ethics for Management Personnel but included in this Code of Ethics, such provisions of this Code of Ethics shall apply;

1.1.3.                     Service agreements entered into between the Company and any staffing service providers shall expressly specify that staff seconded the Company shall comply with this Code of Ethics.

1.2.                              Performance of Duties

1.2.1.                     Employees of the Company should report any fraudulent behavior or behavior that violates this Code of Ethics to the Supervision Department of the Company in accordance with the related reporting and processing policies and procedures;

1.2.2.                     The Company will provide appropriate channels, such as posting this Code of Ethics on the Company’s website, producing it prior to any business activity or incorporating it into commercial contracts, to ensure that parties that have business relations with the Company, such as suppliers, customers, agents, investors, creditors and debtors, are able to understand the principles and spirit of this Code of Ethics in an accurate and timely manner.

2              Honesty and Credibility

2.1.                              Honesty and credibility are the fundamental principles of moral characters of the Company and all Employees. All Employees shall strive to maintain honesty and credibility in their work. Employees shall be honest and credible to customers, fellow tradesmen, partners, colleagues, shareholders, the country and the society.

2.2.                              Due fulfillment of responsibilities is an important approach for Employees to realize the principles of honesty and credibility. Employees should be responsible and self-disciplined, adhere to principles, be loyal to their duties, serve customers with enthusiasm and efficiency, handle the duties of their positions with a sense of responsibility, safeguard the interest of the Company as well as the rights and benefits of the shareholders and should not be concerned only about their own reputation or financial gains.

2.3.                              Employees should develop honesty and credibility as part of their fundamental professional ethics and reflect the same in their work, faithfully carrying out their commitments. Honesty and credibility should be fundamental to the Company’s development and success and instrumental to the realization of the Company’s core values.

2.4.                              Employees should view their performance reports appropriately and truthfully report their performance and keep accurate billing records, in order to ensure the truthfulness and reliability of accounting information and book records, the completeness of financial reporting procedures and the accuracy of the information submitted. False accounts, figures or performance results are strictly prohibited.

2.5.                              Employees are prohibited from providing any false or misleading information within and without the Company. The information disclosure procedures shall be strictly followed.

2.6.                              Employees should faithfully implement the Provisional Anti-fraud Regulations of China Unicom Limited, and strengthen the prevention of fraudulent behavior, in order to timely report and effectively prevent any fraudulent behavior. The Company encourages honesty and credibility as one aspect of the corporate culture by advocating and protecting Employee whistleblowing actions that truthfully expose fraudulent behaviors or behaviors that violate laws and regulations.

2.7.                              Employees have the obligation to comply with the current policies, laws, regulations and other regulatory requirements of the People’s Republic of China, of the place of the Company’s listing, registration and business operation, and perform their duties according to the current rules as well as the Articles of Association of the Company.

3              Conflict of Interest

3.1.                              “Conflict of interest” in this Code of Ethics shall mean any conflict that has occurred or may occur between the personal interest of Employees and the interest of the Company, or between the Employees’ personal interest and their duties. In case of a conflict of interest, Employees should promptly report to their supervisors or the Supervision Department of the Company and proceed pursuant to the responses received in a timely manner.

3.2.                              Employees should abide by the Articles of Association and various rules and codes of the Company, faithfully perform their duties, and consciously prevent any conflict of interest for the best interest of the Company and its shareholders.

3.3.                              Employees should strictly comply with the laws, regulations and regulatory requirements in respect of anti-commercial bribery, distinguish normal commercial activities from improper business behaviors, firmly rectify any improper business behavior that violates commercial morality and fair competition, and cooperate with the regulatory authorities in their investigation of any commercial bribery cases.

3.4.                              Employees are prohibited form illegally or inappropriately utilizing their positions or the inherent power thereof, information related to the Company’s operations or financial condition, or any information that may have a material effect on the market price of the Company’s securities for their or their families’ benefits. These activities include direct trading of securities, leaking information to others and suggesting others for such trading.

3.5.                              Employees are prohibited from carrying out, causing others to carry out or invest in any business activities that may compete with the Company’s businesses or business activities that have conflict of interest with the Company, or with their positions.

3.6.                              Employees are prohibited from conducting any connected transactions that may be detrimental to the Company’s interests with any economic entities in which they or their relatives serve or hold any investment or other forms of interest in. Employees are prohibited from holding any consulting, advisory or direct or indirect employment relationship with any customer, supplier or competitor of the Company or hold any substantial investment interest therein.

3.7.                              Employees should strictly abide by the related rules and policies of the Company in respect of “excuse from the position” and “excuse from the business”.

4              Relationship with Related Parties

4.1.                              “Relationship with related parties” in this Code of Ethics shall mean the relationship between Employees and related parties such as customers, business partners, competitors, regulators and other employees.

4.2.                              Employees should treat customers, business partners, competitors, regulators and other employees fairly.

4.3.                              Employees should adhere to the “Customers First” service concept and give customer service top priority.

4.3.1.                     Employees should develop the market-oriented service concept and focus on providing excellent services to customers;

4.3.2.                     Employees should protect the customers’ confidentiality and freedom of  communication and should not disclose customers’ information and confidential data without customers’ consent;

4.3.3.                     In marketing activities, Employees should truthfully inform customers the Company’s services and products and fully respect customers’ freedom in making purchase decisions;

4.3.4.                     All Employees should respect customers’ rights and benefits and protect the legitimate interests of the Company.

4.4.                              When working with business partners, Employees of the Company should be consistent in their words and actions.

4.4.1.                     In selecting production chain partners, Employees of the Company should treat all candidates fairly and objectively and reasonably select the ultimate partner through tendering and bidding and other fair means in accordance with the Company’s rules;

4.4.2.                     When working with business partners, all Employees of the Company should consciously safeguard the legitimate interests of the Company, strictly abide by the laws and regulations prohibiting unfair competition, monopoly, corruption and bribery, strictly implement Company’s policies and procedures in commercial contracting and avoid unnecessary commercial risks;

4.4.3.                     Employees should have respect for the Company’s business partners and should not infringe upon the legitimate interests of the business partners in order to achieve mutually beneficial results for the Company and its partners.

4.5.                              Employees should strive to maintain a normal market competition environment and a good development environment for the Company.

4.5.1.                     Employees should follow the society’s moral standards and the rules of competition and are prohibited from taking inappropriate measures to interfere and interrupt network interconnection;

4.5.2.                     Employees should try to expand the Company’s market share by capitalizing on the Company’s advantages in services, products and brands and are prohibited from using inappropriate means such as exaggeration or distortion of facts and defaming our competitors’ product quality, service quality, financial condition, or business reputation;

4.5.3.                     Employees are prohibited from using any illegal or inappropriate means to obtain any commercial secrets or other confidential information of the Company’s competitors in relation to their products, services or marketing strategies;

4.6.                              All Employees of the Company should submit to the lawful supervision of the regulatory authorities, communicate as appropriate and assist in maintaining the regulation and order of the industrial market.

4.6.1.                     Employees should submit to the lawful supervision of the state and capital markets regulatory authorities and safeguard the legitimate interests of the Company;

4.6.2.                     Employees should have normal interactions with regulatory authorities and are prohibited from any inappropriate trading activities;

4.6.3.                     Relevant personnel should provide truthful and reliable information required by the regulatory authorities. For any omission or error, Employees should communicate with the regulatory authorities promptly and rectify such omission or error in accordance with the relevant procedures.

4.7.                              Employees of the Company should treat each other with trust and as equals and work as a team.

4.7.1.                     Employees should be warm and kind to colleagues, respect each person’s dignity, privacy and religious beliefs;

4.7.2.                     Employees should work as a team and use their expertise to promote innovation and team work.

5              Information Disclosure and Confidentiality

5.1.                              Employees should strictly abide by the Company’s confidentiality rules and undertake to safeguard the State’s communications secrets, the Company’s commercial secrets and customers’ confidential information during the stipulated confidentiality period.

5.2.                              The State’s communications secrets, the Company’s commercial secrets and customer confidential information shall mean the proprietary or confidential information that has not been made public and, once made public, will be detrimental to the interests of the State, the Company and the customer, respectively, including, but not limited to, the State’s communications secrets, the

                                                Company’s operation information, strategic plans, customer data, remuneration information, marketing and sales strategies or any other confidential information.

5.3.                              Employees should safekeep confidential documents, materials and their storage media appropriately.

5.4.                              Employees must enter into confidentiality agreements with relevant parties when representing the Company in cooperative or business activities, if disclosure of confidential information is involved.

5.5.                              Employees should not exchange any confidential information pertaining to the Company with any individuals, companies or institutions or use them without authorization or entering into a confidential agreement, whether or not they are employed at the time by the Company or have benefited from such exchange or use.

5.6.                              Employees should strictly follow the Company’s information disclosure procedures and are prohibited from, without the Company’s permission, disclosing any confidential information of the Company to the public in their own names or in the name of the Company or make public statements relating to the Company. They are further prohibited from dispersing any false information.

6              Protecting Company Assets

6.1.                              Company Assets shall mean various tangible or intangible assets, trade secrets or other professional information that the Company owns or has the right to dispose of, including favorable business opportunities.

6.2.                              Employees should make reasonable use of and protect Company Assets, and ensure that Company Assets are reasonably utilized to serve lawful commercial purposes. Employees are prohibited from damaging, wasting, encroaching on, embezzling or abusing Company Assets in any way. Employees should always economize.

6.3.                              Employees should be risk-conscious, follow the Company’s cost control and management policies strictly and with discipline, and minimize operational risks. Management at each level and all Employees should actively minimize the potential operational risks and strengthen the monitoring and control of operational risks.

6.4.                              Employees should comply with safety rules and prevent accidents in order to minimize the Company’s asset loss and the Employees’ personal damages.

7              Reporting and Sanction

7.1.                              Any Employee who has violated this Code of Ethics is subject to Company sanctions, which include, but are not limited to, administrative sanction, termination of labor contract and transfer to judicial branch.

7.2.                              Every employee is obligated to timely report to supervisory departments any behavior that violates this Code of Ethics pursuant to relevant rules on reporting and handling of the Company. Audit Committee of the Board of Directors, Supervision Department, Audit Department and other departments of the Company are responsible for the supervision and handling of any violation of the Company’s rules and policies. Employees can report via any of the following means:

Mail: Supervision Office of China Unicom, 133A, Xidan Beidajie, Xicheng District, Beijing 100032;

Internet: wjbijubao@chinaunicom.com.cn;

Telephone and fax: (010) 66505554.

7.3.                              The Company encourages Employees to report any violation of laws, policies or regulations. The Company welcomes Employees’ comments and suggestions on operations and management of the Company through various communication channels including “Meet with the President” Day. Management at each level should treat employee comments seriously. Policies on reporting and handling should clearly specify that the Company should provide appropriate protection to whistleblowers and maintain information and records of such whistleblowing confidential. The Company should ensure the independence of personnel receiving and processing information provided by whistleblowers, differentiate authorization levels for relevant personnel and the de-classification authorization of archives. Personnel responsible for receiving, recording and processing or having access to reported information should sign additional confidential agreements specifying their obligations with regard to confidentiality. The Company should also reinforce the security measures for mailboxes, hotlines and email boxes for whistleblowing, distinguish responsibilities between management of reported information and report investigation and strictly follow the procedures for use of information and archives.

7.4.                              The Company protects employees reporting violation of laws, policies or regulations. Reporting via telephone or mail can be anonymous. Employees who leak information or retaliate against whistleblowers shall be subject to removal from position or termination of employment. Employees that violate the laws will be handed over to prosecution.

8              Supplementary Clauses

8.1.                              This Code of Ethics is a regulatory document setting forth professional standards for employees of the Company. As an attachment to the labor contract it has the same legally binding force and effect as the labor contract. Employees should also comply with the State’s laws, regulations and administrative rules, the Articles of Associations of the Company and various current rules and regulations within the Company.

8.2.                              When employees sign their labor contracts, they should also sign Employee Statement I (See Exhibit I), indicating that they know and will comply with the various provisions of this Code of Ethics and monitor and report any behavior in violation of this Code of Ethics.

8.3.                              Human Resource departments at each level should publicize and implement this Code of Ethics by various means, including training. They should also conduct training via mail or office system and have Employees sign Employee Statement II (see Exhibit II) annually, collect information on fraudulent behaviors and behaviors that violate this Code of Ethics, and submit to supervisory organizations for investigation and decision.

8.4.                              This Code of Ethics is reviewed by the Legal Department of the Company and by the Employees’ Congress. It shall take effect upon approval by the Board of Directors of the Company, which also has the interpreting authority. Termination or any modification of this Code of Ethics should be approved by the Board of Directors.

February 28, 2006

Exhibit I

Employees Statement I

I have carefully read and understood the requirements of this Employee Code of Ethics (the “Code”) of China Unicom Limited. I acknowledge that it is an exhibit to my labor contract with equal legal binding force and effect and undertake to abide by this Code. I hereby declare the following:

1.                                       I will abide by professional ethics and not commit fraudulent acts or behaviors in violation of this Code;

2.                                       I will timely report any fraudulent behavior or behaviors in violation of this Code.

(Signature)

Date:

Exhibit II

Employees Statement II

1.                                       I have strictly complied with the Employees Code of Ethics of China Unicom Limited (the “Code”) from                  , 20        to                  , 20      , and have not committed any acts in violation of this Code;

2.                                       I am not aware of any acts committed by other employees that are fraudulent or in violation of this Code. I have truthfully reported all such acts that I’m aware of to the Supervision Department.

(Signature)

Date: